Exhibit 23.1

CONSENT OF INDEPENDENT AUDITOR

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 No. (File No. 333-252801) of AgEagle Aerial Systems Inc., of our report dated April 13, 2021, relating to the financial statements as of and for the year ended December 31, 2020 of MicaSense, Inc., which appear in this Current Report on Form 8-K/A of AgEagle Aerial Systems Inc.

/s/ WithumSmith+Brown, PC

April 13, 2021